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                                                                   EXHIBIT 10(T)

                             FIRST UNION CORPORATION

                        SENIOR MANAGEMENT INCENTIVE PLAN

1. Purpose. The purpose of the First Union Corporation Senior Management Incentive Plan is to retain and motivate key executives of First Union (as defined herein) by providing them with the opportunity to earn incentive awards based upon the extent to which specified performance goals for a Performance Period (as defined herein) have been achieved or exceeded.

2. Definitions. As used in the Plan, the following terms shall have the following meanings:

         (a) "1934 Act" means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

         (b) "Annual Base Salary" means the amount of base salary paid to a Participant for a calendar year. This amount may be adjusted to include the amount of any base salary deferrals for such year, unless the Committee specifies otherwise at the time that the Participant's award opportunity for a Performance Period is established.

         (c) "Applicable Period" means, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending the earlier of (i) the 90 days after the commencement of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed. Any action required within such period may be taken at a later date if U.S. Treasury regulations under Section 162(m) of the Internal Revenue Code are amended or interpreted to permit a later date.

         (d)      "Board" means the Board of Directors of the Company.

         (e) "Change of Control" means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the 1934 Act; provided, however, that, without limitation, such a Change of Control shall be deemed to have occurred if (i) any one person, or more than one person acting as a group, acquires "beneficial ownership" (as defined in Rule 13d-3 of the 1934 Act) of shares of the Company's common stock that, together with shares held by such person or group, possesses more than 50 percent of the total fair market value or total voting power of the shares of Company common stock outstanding, (ii) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) "beneficial ownership" of shares of Company common stock possessing 20 percent or more of the total voting power of the shares of Company common stock outstanding, or (iii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of such appointment or election.

         (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         (g) "Committee" means the Human Resources Committee of the Board or a subcommittee thereof that is comprised solely of two or more non-employee directors (each of whom is intended to qualify as an "outside director" within the meaning of Section 162(m) of the Code).

         (h) "Company" means First Union Corporation, a corporation organized under the laws of the State of North Carolina, including any successor thereto.

         (i) "Disability" means, with respect to an Employee, having received long-term disability benefits under the Company's Long-Term Disability Plan for a period of 12 consecutive months.

         (j) "Early Retirement" means termination of a Participant's employment upon satisfaction of the requirements for early retirement under the Company's pension plan.

         (k) "Executive Officers" means those officers of the Company, as designated from time to time by the Board, who are deemed to come within the definitions set forth in Rule 3b-7 under the 1934 Act.



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         (l)      "First Union" means (i) the Company and (ii) any entity that is directly or indirectly controlled by the Company.

         (m) "Individual Award Opportunity" means the potential of a Participant to receive an incentive award if the performance goals for a Performance Period have been satisfied. An Individual Award Opportunity may be expressed in dollars, as a percent of annual base salary or on a formula basis that is consistent with the provisions of the Plan.

         (n) "Negative Discretion" means the discretion authorized under the Plan that may be exercised by the Committee to eliminate, or reduce the size of, an incentive award otherwise payable to a Participant for a Performance Period. The exercise of this discretion must be consistent with the Plan qualifying as "performance-based compensation" under Section 162(m) of the Code.

         (o) "Normal Retirement" means termination of a Participant's employment upon satisfaction of the requirements for normal retirement under the terms of the Company's pension plan.

         (p) "Operating Income" means the reported net income applicable to the Company's common stockholders excluding reported (i) extraordinary gains or losses or as a result of changes in accounting principles, (ii) restructuring, merger-related or restructuring-related charges, and (iii) similar one-time accounting or operational charges.

         (q) "Participant" means, for any given Performance Period, each key employee of First Union who is an Executive Officer or is recommended by the CEO and approved by the Committee to be a Participant in the Plan for an identified Performance Period.

         (r) "Performance Measures and Goals" means the objective performance goals including, but not limited to, financial and non-financial measures, established and approved by the Committee for purposes of developing the size of incentive awards under the Plan.

         (s) "Performance Period" means any period commencing on or after January 1, 2001, for which performance goals are established pursuant to Section 5 of the Plan and during which performance shall be measured to determine if any payment will be made under the Plan. A Performance Period may be coincident with one or more fiscal years of the Company, or a portion thereof.

         (t) "Plan" means First Union Corporation's Senior Management Incentive Plan as set forth herein, and as it may be amended.

         (u)      "Retirement" means either Early Retirement or Normal
                  Retirement.

3.       Administration.

         (a) General. The Plan shall be administered by the Committee subject to the terms of the Plan and applicable law including, but not limited to, Section 162(m) of the Code. In addition to any other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have the full power and authority, in its discretion:

                  (i) to designate, within the Applicable Period, the Participants in the Plan and their Individual Award Opportunities for the Performance Period;

                  (ii) to establish, within the Applicable Period, and thereafter administer the performance goals and other award terms and conditions that are to apply under the Plan for the Performance Period;

                  (iii) to determine and certify (A) any amounts earned for any Performance Period, based on actual performance versus the performance goals set for such period, in writing prior to the payment of any incentive awards and (B) that any other material terms applicable to incentive awards have also been satisfied;

                  (iv) to decide, within the Applicable Period, the extent to which the grant or payment of any incentive award hereunder shall be made to a Participant in the event of (A) the Participant's termination of employment due to death, Disability, Retirement or other termination of employment with First Union, (B) the occurrence of a Change of Control or (C) the occurrence of any merger, consolidation, or acquisition where the Company's stockholders on the effective date of such merger, consolidation, or acquisition do not own at least 50% of the outstanding shares of voting stock of the surviving corporation;


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                  (v)      to decide under what circumstances and terms,
                           incentive awards are to be paid on a deferred basis, including automatic deferrals at the Committee's election, as well as elective deferrals at the election of any Participant;

                  (vi) to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan;

                  (vii) to interpret and administer the terms and provisions of the Plan and any incentive award granted under the Plan (including reconciling any inconsistencies, correcting any defaults and addressing any omissions in the Plan or any related instrument or agreement); and

                  (viii) to otherwise supervise the administration of the Plan.

                  It is intended that all amounts payable to Participants under the Plan who are "covered employees" within the meaning of U.S. Treasury Regulation 1.162-27(c)(2) shall constitute "qualified performance-based compensation" within the meaning of U.S. Treasury Regulation 1.162-27(e), and, to the maximum extent possible, the Plan and the terms of any awards thereunder shall be so interpreted and construed.

         (b) Binding Nature of Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions made under or with respect to the Plan or any award under the Plan shall be within the sole and absolute discretion of the Committee, and shall be final, conclusive and binding on all persons, including First Union, any Participant, and any beneficiary or other person having, or claiming, any rights under the Plan.

         (c) Delegation. The Committee may delegate to one or more officers or employees of the Company the authority, subject to such terms as the Committee shall determine, to perform such functions, including the Committee's functions under the Plan, as the Committee may determine, except that the Committee may not delegate its authority for actions which would cause awards intended to qualify as "performance-based compensation" under Section 162(m) of the Code to fail to so qualify. In the case of any such delegation, references to the Committee herein shall be deemed to include any person to whom authority has been delegated, unless the context otherwise requires.

         (d) Limitation of Liability. The Committee, each member thereof, and any other person acting pursuant to authority delegated by the Committee shall be entitled, in good faith, to rely or act upon any report or other information furnished by any officer or employee of the Company, the Company's independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee or any other person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company acting at the direction or on behalf of the Committee or other delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

         (e) Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

4.       Plan Participation.

         (a) Annual Participant Designations by Committee. For each Performance Period, the Committee, in its sole and absolute discretion, within the Applicable Period, shall designate those key employees of First Union who shall be Participants in the Plan for such Performance Period. Such designations shall be made by the Committee, in its sole and absolute discretion, based primarily on its determination as to which key employees:


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                  (i)      are likely to be Executive Officers of the Company as
                           of the last day of the fiscal year for which the Company would be entitled to a federal tax deduction for payment of the award in respect of such Performance Period; and

                  (ii) are likely to be "covered employees" (within the meaning of Section 162(m)(3) of the Code) of the Company and to have individual compensation in excess of $1 million, excluding compensation that would be considered "performance-based" for purposes of
                           Section 162(m);

                  as well as such other considerations as the Committee deems appropriate, in its sole and absolute discretion.

         (b) Other Plan Participation. Notwithstanding any provision in any other plan of incentive compensation of the Company, an employee who is a Participant in the Plan for any given Performance Period shall not participate in any other plan during a Performance Period if participation would cause any award hereunder to fail to qualify as "performance-based" under Section 162(m).

5.       Performance Measures and Goals.

         (a) Establishing Performance Goals. For each Performance Period, the Committee shall establish, within the Applicable Period, one or more objective performance measures and specific goals for each Participant and/or each group of Participants. Such goals shall be based exclusively on one or more of the following objective corporate-wide, subsidiary, division or operating unit measures:

                  (i) financial criteria - consisting of one or more objectives including earnings per share, economic profit, shareholder value added, return on equity, return on assets, net income, pre-tax net income, operating income, or revenue growth; and

                  (ii) strategic business criteria - consisting of one or more objectives based on achieving specified goals related to employee satisfaction and retention, customer satisfaction, leadership and core values.

         (b) The Committee may specify, within the Applicable Period, the definition of these terms as well as any adjustments that may be made in their calculation. Each goal may be expressed on an absolute or relative basis, may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, and/or operating units) and/or the past or current performance of other companies.

         (c) Impact of Extraordinary Items or Changes in Accounting. The measures utilized in establishing performance goals under the Plan for any given Performance Period shall be determined in accordance with generally accepted accounting principles and in a manner consistent with the methods used in the Company's audited financial statements, and may exclude the items excluded in determining Operating Income.


6.       Incentive Award Opportunities and Awards.

         (a) Setting of Individual Award Opportunities. At the time performance goals are established for a Performance Period, the Committee also shall establish an Individual Award Opportunity for such Performance Period for each Participant or group of Participants. This Individual Award Opportunity, which shall be based on the achievement of one or more of the stated performance goals, may be expressed in dollars, as a multiple of salary or on a formula basis. The Committee, in all cases, shall have the sole and absolute discretion, based on such factors as it deems appropriate, to apply Negative Discretion to reduce the actual incentive awards that would otherwise be payable to any Participant.

         (b) Maximum Individual Award Opportunity. Notwithstanding any other provision of the Plan, the maximum Individual Award Opportunity under the Plan for any Participant in any one calendar year shall be 0.25% of the Company's Operating Income for the applicable Performance Period.

         (c) Incentive Awards. Incentive awards determined under the Plan for a Performance Period shall be paid to Participants in cash or in shares of Company common stock or in any other form of cash or stock as determined by the Committee as soon as practicable following the end of the Performance Period to which they apply, provided:

                  (i) that no such payment shall be made unless and until the Committee, based on the Company's audited financial results for such Performance Period (as prepared and reviewed by the Company's independent


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                           public accountants), has certified in writing the
                           extent to which the applicable performance goals for such Performance Period have been satisfied, and the Committee has made its decisions regarding whether it will exercise Negative Discretion to reduce any incentive award;

                  (ii) that the Committee may specify that a portion of the actual incentive award for any given Performance Period shall be paid on a deferred basis, based on such award payment rules as the Committee may establish for such Performance Period;

                  (iii) that the Committee may require, within the Applicable Period, that Participants must still be employed as of the end of such Performance Period or such later date that is identified in order to be eligible to receive any award;

                  (iv) that the Committee may, subject to Section 6(c)(i) of the Plan, adopt such forfeiture, pro-ration or other rules as it sees appropriate regarding the affect of certain events on the actual incentive awarded including, but not limited to, a Participant's death, Disability, Retirement, or voluntary or other termination; and

                  (v) that in the case of shares and share-based awards, the issuance of the shares or awards is authorized under the applicable stock incentive plan maintained by the Company and has been approved by any other committee or body necessary to authorize the award under such other plan. In such case, any shares of Company common stock issued in connection with such award will count against the aggregate number of shares reserved and available for issuance under such other plan in accordance with the applicable provisions thereof. Unless otherwise specifically authorized by the Committee, any such authorization relating to a "covered employee" shall be undertaken at such time and on such terms as will ensure that the award hereunder and any award granted under such other plan will continue to qualify as "performance-based compensation" for purposes of
                           Section 162(m) of the Code or will not otherwise result in payment of compensation for which the Company may not claim a tax deduction under Section 162(m) of the Code.

7.       Discretionary Pool.

         Upon such terms and conditions as the Committee may impose and upon the achievement of such Performance Measures and Goals as the Committee may determine, the Company shall fund a bonus pool which may be allocated to Participants in the sole discretion of the Chief Executive Officer of the Company. Notwithstanding the foregoing, no award from such bonus pool shall be made to a Participant (a) which, together with other awards to such Participant, exceeds the limitations established in
         Section 6(b) of the Plan, (b) which exceeds 25% of such Participant's Individual Award Opportunity, or (c) if such Participant is a "covered employee" under the Code and such payment causes any other payment under the Plan to fail to qualify as tax deductible under Section 162(m) of the Code.

8.       General Provisions.

         (a) Plan Amendment or Termination. The Committee at any time may amend or terminate the Plan, provided (i) that, without the Participant's written consent, no such amendment or termination shall adversely affect the right of any Participant to receive an incentive award for a Performance Period in effect as of the effective date of such amendment or termination and (ii) that the Board shall be authorized to make any amendments necessary to comply with applicable regulatory requirements (including without limitation, Section 162(m) of the Code).

         (b) Applicable Law. All issues arising under the Plan shall be governed by, and construed in accordance with, the laws of the State of North Carolina.

         (c) Tax Withholding. The Company shall have the right to deduct from any payment of any award a sufficient amount to cover withholding of any federal, state or local or other governmental taxes or charges required by law or such greater amount of withholding as the Committee shall determine from time to time and as permitted or required by applicable rules and regulations, or to take such other action as may be necessary to satisfy any such withholding obligations.

         (d) No Employment Right Conferred. Participation in the Plan shall not confer on any Participant the right to remain employed by the Company, and the Company specifically reserves the right to terminate any Participant's employment at any time with or without cause or notice.

         (e) Impact of Plan Award on Other Plans. Incentive awards hereunder shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company, unless either (i) such other


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                  plan, program or arrangement provides that compensation as incentive awards are to be considered as compensation thereunder or (ii) the Board or the Committee so determines in writing.

                  Neither the adoption of the Plan nor the submission of the Plan to the Company's stockholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

         (f) Costs and Expenses. All award and administrative costs and expenses of the Plan shall be borne by the Company.

         (g) Non-Transferability of Rights. Except as and to the extent required by law, a Participant's rights under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law.

         (h) Binding Effect. The Plan shall be binding upon the Company and its successors. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company.

         (i) Unfunded Plan. Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an award, such rights shall constitute general unsecured liabilities of the Company and shall not confer upon any such person any right, title, or interest in any assets of the Company.

         (j) Deferrals of Awards. If permitted by the Committee, a Participant may elect to defer payment of a cash award under the Plan if deferral of an award under the Plan is permitted pursuant to the terms of a deferred compensation program of the Company existing at the time the election to defer is permitted to be made, and the Participant complies with the terms of such program.

9.       Effective Date.

         The Plan is effective for Performance Periods commencing on or after January 1, 2001, subject to stockholder approval of the Plan. No payments shall be made under the Plan prior to the time such stockholder approval is obtained in accordance with applicable law.